NET 1 ANNOUNCES INCREASED OFFER TO ACQUIRE
PRISM HOLDINGS LIMITED

Johannesburg, South Africa, March 3, 2006 - Net 1 UEPS Technologies, Inc. (NASDAQ: UEPS) (the “Company”) announced today that it has increased the amount of its offer to acquire Prism Holdings Limited (“Prism”) to ZAR1.16 per share from ZAR1.02 per share (approximately $.19 from $.17, respectively at the current ZAR:$ exchange rate). As required by South African regulations, Prism has issued a press release in South Africa, the text of which follows:

UPDATE IN RESPECT OF FIRM INTENTION BY NET1 TO MAKE A CASH OFFER TO ACQUIRE ENTIRE ISSUED SHARE CAPITAL OF PRISM

1.	INTRODUCTION

Shareholders are referred to the joint announcement by Prism and Net1 Applied Technologies South Africa Limited (“Net1”) in which shareholders were advised that Net1 had submitted to the board of directors of Prism (the “Prism board”) a notice of Net1’s firm intention to make an offer to acquire all the issued ordinary share capital of Prism (the “Net1 offer”) for a consideration of R1,02 per Prism share. The Net1 offer is to be implemented by way of a scheme of arrangement in terms of s311 of the Companies Act 61 of 1973, as amended (“the Scheme”)

2.	INCREASE IN NET1 OFFER CONSIDERATION

Net1 has agreed to increase the consideration payable in terms of the Net1 offer to R1,16 in cash for each Prism share.

The Net1 offer has been made subject to a resolutive condition, the effect of which is that if a competing offer is received by the Prism board or made by a third party prior to the implementation of the Scheme which results in Prism shareholders who have on or before 3 March 2006 furnished written undertakings to support the Net1 offer withdrawing their undertakings and, as a result, Prism shareholders holding less than 40% of the Prism’s shares remain bound by such undertakings, Net1 may withdraw the Net1 offer.

Prism has agreed to extend the date for the completion by Net1 of its preliminary due diligence investigation to 17 March 2006.

Prism has further agreed to increase the break fee to R6 865 000 which will be payable by Prism to Net1 if the Net1 offer fails due to a competing offer or bid being made and accepted by Prism shareholders which results in a change of control (being in excess of 45%) of Prism within 6 months of the date on which the scheme or the Net1 offer fails or is withdrawn.

Save for the alterations to the Net1 offer as set out in this paragraph 2, the remaining terms and conditions of the Net1 offer remain as detailed in paragraph 3 of the Prism announcement dated 9 February 2006.

3.	FULFILMENT OF CONDITIONS TO POSTING OF NET1 OFFER

Net1 made the posting of its offer circular subject to (i) the conclusion of satisfactory arrangements relating to the treatment of Prism’s existing incentive scheme and to the incorporation of Prism employees into the Net1 Group’s employee incentive program, as appropriate and (ii) the conclusion between Net1 and Prism of an implementation agreement incorporating the terms and conditions set out in the announcement and such other terms as are reasonably acceptable to Net1 and Prism.

Prism shareholders advise that the aforesaid conditions to the posting of the Net1 offer have been fulfilled.

4.	SALIENT DATES AND DOCUMENTATION

A circular, containing full details of the Net1 offer, including the scheme documentation, will be posted to Prism shareholders by 2 April 2006.

5.	FURTHER ANNOUNCEMENTS

Further announcements pertaining to the Net1 offer, including the salient dates of each of the offers, will be published on the Security Exchange News Service of the JSE and in the press in due course.

About Net1 (www.net1ueps.com)

Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. The Company believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, the Company has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net1’s system can enter into transactions at any time with other card holders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net1’s system can be used for banking, health care management, international money transfers, voting and identification.

This announcement may contain forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties, including, without limitation, the following:

  the conditions to the offer may not be satisfied and the transaction may not be completed; and
  the risk that if the Company does complete the transaction, the Company may not be successful in expanding its product lines or operations, integrating the operations of Prism with the Company, or otherwise achieving the benefits the Company expects to derive from the acquisition.

These forward-looking statements are not guarantees of future performance or events and are subject to risks and uncertainties that can cause actual results to differ materially from the results contemplated by such forward-looking statements. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact William Espley at Net1 Investor Relations at:
Telephone:       (604) 484-8750
Toll Free:         1-866-412-NET1 (6381)